Exhibit 10.32
Chemed Corporation
Form of Performance-Based Restricted Stock Unit Award

November 8, 2013

Name
Address

Dear __________________:

I am pleased to inform you that the Compensation/Incentive Committee (the “Committee”) of Chemed Corporation (the "Company"), has granted you a target number of  ________ share units, which are the equivalent of one share of the Company's Capital Stock ("Capital Stock"), par value $1.00 per share (“Performance Share Units”), under the 2010 Stock Incentive Plan (the "Plan").  Subject to the terms and conditions of this Agreement and the Plan and depending on the Company’s performance, as set forth below, you may earn between zero percent (0%) to two hundred percent (200%) of the target number of Performance Share Units.  Capitalized terms used in this Agreement without definition shall have the meanings set forth in the Plan, unless otherwise stated herein.

1.  The Performance Share Units (and any additional Dividend Share Units with respect to such Performance Share Units, as set forth in Section 3) shall vest and be earned based on the achievement of the three-year compound average growth rate in the Company’s adjusted earnings per share (“3-Year Adjusted EPS CAGR”) and the Company’s three-year total shareholder return percentile ranking as compared to the Peer Companies, as defined below (“3-Year TSR Percentile”) for the performance period beginning January 1, 2013 and ending December 31, 2015 (the “Performance Period”) as set forth below (collectively, the “Performance Goals”) and your continued employment with the Company or one of its Subsidiaries (as defined below) through the date on which the Committee determines the actual number of shares of Capital Stock to be delivered to you (the “Settlement Date”). Fifty percent (50%) of your Performance Share Unit award will be determined by 3-Year Adjusted EPS CAGR and, fifty percent (50%) will be determined by 3-Year TSR Percentile.

2.  No later than March 15, 2016, the Committee shall determine the extent to which each Performance Goal has been achieved and shall determine the number of Performance Share Units, if any, that has been earned by you. The number of Performance Share Units to be vested and earned shall be based on the degree of achievement of the Performance Goals, in accordance with the following tables.

	3-Year Adjusted EPS CAGR	Percentage of Target Shares
Maximum	15%	100.0%
Maximum	15%	100.0%
Target	7%	50.0%
Minimum	3%	0.0%

	3-Year TSR Percentile	Percentage of Target Shares
Maximum	Greater than 90th	100.0%
	75th	75.0%
	60th	62.5%
Target	50th	50.0%
	40th	37.5%
	25th	25.0%
Minimum	Less than 25th	0.0%

For performance levels between those appearing in the above tables, the number of Performance Share Units to be vested and earned shall be interpolated between the next closest performance levels appearing in the tables.  The Committee has the discretion to reduce (but not increase) some or all of the number of shares of Capital Stock that would otherwise be earned as a result of the satisfaction of the Performance Goals. In making this determination, the Committee may take into account any such factor or factors it determines are appropriate.

3-year Adjusted EPS CAGR is equal to the Company’s fiscal year 2015 Adjusted EPS divided by the fiscal year 2012 Adjusted EPS raised to the 1/3 power, minus one (1), where Adjusted EPS means the Company’s diluted earnings per share from continuing operations for a fiscal year, excluding non-cash stock option and interest expenses and other items not indicative of ongoing operations, as determined by the Committee.

3-Year TSR Percentile means the percentile ranking of the Company’s 3-Year TSR as compared to the 3-Year TSR of each of the Peer Companies, where 3-Year TSR means, for the Company and each of the Peer Companies, a company’s total shareholder return, which is equal to Closing Average Stock Price divided by the Opening Average Stock Price raised to the 1/3 power, minus one (1).

Closing Average Stock Price means the average of a company’s closing stock price over the thirty (30) trading days ending on the last day of the Performance Period, or in the case of a Change in Control (as defined in the Chemed Corporation Change in Control Severance Plan, the “CIC Severance Plan”), ending on the date of the Change in Control or some earlier date, as determined by the Committee, where such price takes into account dividends paid on a company’s stock during the Performance Period, assuming same day reinvestment of the dividends into shares of the company’s stock at the closing stock price on the ex-dividend date.

Opening Average Stock Price means the average of a company’s closing stock price over the thirty (30) trading days ending on the first day of the Performance Period.

Peer Companies means the list of companies appearing in Exhibit A of this Agreement. In the event of a merger, acquisition, or other similar business combination of a Peer Company during the Performance Period where the Peer Company is not the surviving entity or a Peer Company is taken private or is no longer publicly traded in the United States during the Performance Period, the company shall no longer be a Peer Company.  In the event of a bankruptcy, liquidation, or dissolution of a Peer Company or a Peer Company otherwise ceases to conduct operations during the Performance Period, its 3-Year TSR shall be deemed to be -100%.

Any fractional shares resulting from the determination of the number of Performance Share Units to be earned and vested shall be rounded to the nearest whole number of shares of Capital Stock.

3.  If the Company pays a cash dividend during the Performance Period, your number of target Performance Share Units, including any such previous Dividend Share Units (as defined below), will increase on the dividend payment date by a number of units equal to the per share cash dividend amount multiplied by such number of target Performance Share Units divided by the Company’s closing stock price on the dividend payment date (“Dividend Share Units”).

4.  As long as you are employed by the Company or a Subsidiary and until the Settlement Date, you will not, except as otherwise specifically required or permitted by this Agreement, sell, exchange, transfer, pledge, hypothecate or otherwise dispose of any of the Performance Share Units or any interest therein.

5.  If your employment with the Company or a Subsidiary shall terminate prior to the Settlement Date for any reason other than death, disability (as determined by the Committee), or retirement under a retirement plan of the Company or a Subsidiary, all Performance Share Units shall be forfeited by you upon such termination of employment.  If your employment with the Company or a subsidiary shall terminate during the Performance Period by reason of death, disability (as determined by the Committee), or retirement under a retirement plan of the Company or a Subsidiary, you will vest and earn a pro-rated number of Performance Share Units on the Settlement Date based on the degree of achievement of the Performance Goals during the Performance Period, where the pro-ration shall be determined by multiplying such number of Performance Share Units by a fraction, the numerator of which is the number of completed months in the Performance Period during which you were employed by the Company and the denominator of which is thirty-six (36).

6.  Any provision of this Agreement to the contrary, the Company may take such steps as it believes necessary or desirable to obtain sufficient funds from you to pay all taxes, if any, required by law to be withheld in respect of the Performance Share Units including, but not limited to, requiring payments to the Company by you or on your behalf and/or taking deductions from amounts payable by the Company to you or on your behalf.

7.  As used in this Agreement, the term "Subsidiary" shall mean the Company’s divisions and units, and all corporations or other forms of business association of which shares (or other ownership interests) having 50% or more of the voting power regularly entitled to vote for directors (or equivalent management) or regularly entitled to receive 50% or more of the dividends (or their equivalents) paid on the Capital Stock (or its equivalent) are owned or controlled, directly or indirectly, by the Company.

8.  Each of the parties hereto agrees to execute and deliver all consents and other instruments and to take all other action deemed necessary or desirable by counsel for the Company to carry out each term of this Agreement.    Each party recognizes that the other party has no adequate remedy at law for breach of this Agreement and recognizes consents and agrees that the other party shall be entitled to an injunction or decree of specific performance directed to the other party that the provisions of this Agreement be carried out.

9.
(a)  Any notice to the Company under or pursuant to this Agreement shall be deemed to have been given if and when delivered in person to the Secretary of the Compensation/Incentive Committee or if and when mailed by certified or registered mail to the Secretary of the Compensation/Incentive Committee at Suite 2600, 255 East Fifth Street, Cincinnati, Ohio 45202, or such other address as the Company may from time to time designate in writing by notice to you given pursuant to paragraph 9(b) hereof.

(b)  Any notice to you under or pursuant to this Agreement shall be deemed to have been given if and when delivered to you in person or if and when mailed by certified or registered mail to you at your address hereinabove given or such other address as you may from time to time designate in writing by notice to the Company given pursuant to paragraph 9(a) above.

10.  Notwithstanding any remedy provided for in this Agreement, nothing in this Agreement shall preclude the Company from taking any other action or enforcing any other remedy available to the Company.

11.  This Agreement has been executed pursuant to the Plan of the Company, and the Plan is hereby incorporated herein by reference.

12.  The Company may cancel, forfeit or recoup any rights or benefits of, or payments to, you hereunder, including but not limited to any Capital Stock issued by the Company or the proceeds from the sale of any such Capital Stock, under any current or future compensation recovery policy that it may establish and maintain from time to time to meet listing requirements that may be imposed in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act or otherwise.

13.  This Agreement shall be binding upon and inure to the benefit of (a) the Company, its successors and assigns, and (b) you, and to the extent applicable, any beneficiary in the event of your death.

14.  This Agreement has been executed, and it and any shares of Capital Stock that are to be delivered, in accordance with the laws of the State of Ohio, the state in which the Company maintains its principal executive offices, and the validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Ohio.

15.  Upon the occurrence of a Change in Control (as defined in the CIC Severance Plan) during the Performance Period, the number of Performance Share Units to be vested and earned shall be based on the greater of (i) the degree of achievement of the Performance Goals as of the date of the Change in Control or some earlier date, as determined by the Committee, in accordance with the tables set forth in Section 2 of this Agreement; or (ii) the target number of Performance Share Units; provided, however, that the date on which these Performance Share Units shall become vested and earned will be January 1, 2016, subject to the terms of Section 5 of this Agreement where such date is to be considered the Settlement Date and your employment is with the surviving or successor entity; provided, however, that upon a termination of your employment (i) for reasons other than Cause; or (ii) for Good Reason (as defined in the CIC Severance Plan), the Performance Share Units shall become immediately vested and earned.  Upon the Change in Control, the Company shall cause the surviving entity to issue replacement Performance Share Units (“Replacement Award”), which units shall be the equivalent of one share of common stock of the surviving entity.  The number of Performance Share Units subject to such Replacement Award shall be determined based on the Company’s stock price immediately before the Change in Control and the stock price of the surviving entity immediately after the Change in Control, such that the total value of the Performance Share Units immediately prior to the Change in Control is equal to the value of the Replacement Award immediately after the Change in Control.  Such Replacement Award shall vest immediately prior to any subsequent transaction with respect to the surviving entity (or parent or subsidiary company thereof) of substantially similar character to a Change in Control.  Notwithstanding anything to the contrary contained herein, if the surviving entity is no longer publicly traded on a United States exchange at the date of the Change in Control or the conversion into a Replacement Award is not properly executed, then such Performance Share Units shall become vested and earned immediately following the Change in Control.  By accepting this grant and Agreement, you explicitly agree that, to the extent there is a conflict between the terms of this Section 15 and the CIC Severance Plan, the terms of this Section 15 shall control.

Very truly yours,

CHEMED CORPORATION

Executed and agreed to	By:
as of:		Naomi C. Dallob
Vice President and Secretary

Date:	Date:

EXHIBIT A:  Peer Companies List

ABM Industries, Inc.
Acadia Healthcare Co., Inc.
Alliance Healthcare Services, Inc.
Almost Family, Inc.
Amedisys, Inc.
Bioscrip, Inc.
Brookdale Senior Living, Inc.
Capital Senior Living Corp.
Clean Harbors, Inc.
Comfort Systems USA, Inc.
Emeritus Corp.
Ensign Group, Inc.
Five Star Quality Care, Inc.
Gentiva Health Services, Inc.
Hanger, Inc.
Healthcare Services Group
Healthways, Inc.
LHC Group, Inc.
Mednax, Inc.
National Healthcare Corp.
Radnet, Inc.
Rollins, Inc.
Skilled Healthcare Group, Inc.
Team, Inc.
Tetra Tech, Inc.